Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Rodney Lake

(434) 382-7366

investorrelations@sitestar.com

Sitestar Corporation Announces First Quarter 2017 Financial Results

Lynchburg, VA. — May 15, 2017 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today reported financial results for the quarter ended March 31, 2017.

Sitestar Corporation

Comprehensive income (loss) attributable to Sitestar Corporation Stockholders for the first quarter ending March 31, 2017 was $119,670. Book value per share was 4.9 cents at quarter end.

Steven Kiel, Sitestar’s Chief Executive Officer stated, “On behalf of our board of directors and shareholders, I want to thank our employees, partners, and service providers for their dedicated efforts to efficiently deliver value to our customers.”

“I also want to welcome Michael Bridge to our corporate office team. Mike has an extensive corporate and legal background, and we are grateful for the support he is providing to the Company on a part-time basis. Mike was previously Senior Vice President, General Counsel and Secretary at JDA Software Group, Inc., and currently is also a portfolio manager at Bridge Reid Funds.”

HVAC Operations

Nathan Reid, Chief Executive Officer of Sitestar’s HVAC Operations, stated, "We are delighted to have completed one acquisition during the quarter, our largest yet. The acquired company is a specialty plumbing company serving the Phoenix, Arizona metropolitan area. The additional plumbing services allows us to further expand our customer base. This company has now been part of our operations for just more than 90 days, and we are pleased with our new team members and their results."

As of March 31, 2017, HVAC Value Fund has closed six acquisitions for an aggregate purchase price of $2.02 million plus estimated earn outs of approximately $365,000. While we will not report financial results adjusted for acquisition expenses, these one-time expenses were meaningful in the quarter.

Internet Operations

Sitestar’s Internet Operations continues to provide cash to the corporate headquarters office to be redeployed. In addition to the strong quarter from operations, the subsidiary sold two blocks of IP addresses and two web domains during the quarter for a one-time gain of $51,728.

Exhibit 99.1

Tabitha Keatts, President of Internet Operations, stated, “We continue to focus on providing reliable service to our customers while further streamlining operations and working to identify non-core assets that can be monetized.”

Real Estate Operations

Sitestar’s Real Estate Operations sold six residential properties in the quarter. As of March 31, 2017, Sitestar owns 13 residential properties, one commercial property, and interests in several lots. Our rental property portfolio generated revenue during the quarter of $28,444, net of bad debt expense. The cost of revenue totaled $6,251.

Asset Management Operations

Sitestar operates its asset management business through a wholly-owned subsidiary, Willow Oak Asset Management, LLC formed on October 10, 2016. We provided the first $2.5 million contribution to the Alluvial Fund on January 1, 2017 in accordance with the partnership agreement and provided an additional $2.5 million to be effective on April 1, 2017. Alluvial Fund produced revenue of $150,807 in the quarter.

Additionally, Willow Oak made a $750,000 contribution to the Huckleberry Real Estate Fund II to fund a real estate development in New Jersey.

About Sitestar

Sitestar Corporation and its subsidiaries engage in several diverse business activities in the following industries: HVAC and plumbing, internet, real estate, and asset management. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.